SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 21, 2007

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Background

As previously reported, most recently in our Form 10-Q for the quarter ended June 30, 2007, on June 19, 2007, Xcel Energy and the United States reached a settlement in principle concerning a dispute regarding the proper tax treatment of certain corporate-owned life insurance (COLI) policies purchased on the lives of Public Service Company of Colorado (PSCo) employees.  PSCo is a wholly owned subsidiary of Xcel Energy.  PSR Investments, Inc. (PSRI), a wholly owned subsidiary of PSCo, owns and manages the COLI policies.

Xcel Energy had filed suit against the government in the United States District Court for the District of Minnesota to establish its right to deduct the interest expense that had accrued during tax years 1993 through 1994 on policy loans related to the COLI policies.

The Internal Revenue Service (IRS) subsequently sent statutory notices of deficiency to Xcel Energy for tax years 1995-2002. Xcel Energy timely filed Tax Court petitions challenging the denial of the COLI interest expense deductions for those years. PSRI also continued to take deductions for interest expense on policy loans for subsequent years. The total exposure for the tax years in dispute and through 2007 was approximately $583 million, which included income tax, interest and potential penalties.

The settlement in principle covered tax years 1993 through 2007 and further addressed the tax treatment of the policies in the event that PSRI were to surrender them. The primary provisions of the settlement included; (1) Xcel Energy would pay the government $64.4 million in full settlement of the government’s claims for tax, penalty, and interest; and (2) the terms of the settlement in principle were subject to approval by Xcel Energy’s board of directors, the IRS, and the Department of Justice Tax Division.

On Sept. 20, 2007, Xcel Energy submitted its formal offer in compromise to settle the dispute relating to the proper tax treatment of the COLI policies beginning with tax year 1993 and for all years thereafter. By letter dated Sept. 21, 2007, the United States accepted the terms of that settlement offer.  The terms of the final settlement are essentially the same as the settlement in principle reached on June 19, 2007. The government’s letter terminates the tax litigation pending between the parties for tax years 1993-2002 and also specifies the agreed tax treatment for certain aspects of those policies for subsequent tax years.

Terms of the Final Settlement

The essential financial terms of the settlement, as accepted, are as follows:

1.     Xcel Energy will pay the government a total of $64.4 million in full settlement of the government’s claims for tax, penalty, and interest for tax years 1993-2007.

2.     Xcel Energy will pay that settlement amount as follows:

        A.    $32.2 million of that amount will be satisfied by tax and interest amounts that Xcel Energy has paid or is deemed under the terms of the settlement to have made to the government with respect to tax years 1993 and 1994.

        B.    Xcel Energy will satisfy the remaining settlement amount owed by paying the government $32.2 on or before Oct. 31, 2007.

3.     The total settlement amount will be allocated toward specified amounts of tax, penalty, and interest owed for 1993 and 1994 and other amounts of tax and interest owed for 1995.

4.     Except as stated above, Xcel Energy will be entitled to the disputed tax treatment for tax years 1995-2007.

5.     Xcel Energy will surrender the policies to its insurer on or before Oct. 31, 2007 without having to recognize taxable gain on the surrender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

September 24, 2007